Exhibit 99.1

EVERGREEN ENERGY ANNOUNCES
BOARD OF DIRECTORS DEPARTURE
Board Continues to Architect Change to Implement
New Licensing Strategy

DENVER – July, 6, 2009 – Evergreen Energy Inc. (NYSE Arca: EEE), a green energy technology solutions company, announced Kevin R. Collins, 52, resigned as director, bringing the current board of directors membership to eight.
Thomas H. Stoner, Jr., Evergreen Energy’s president and CEO, said, “We thank Kevin for his years of service and dedication to Evergreen.  The global business opportunities before us today were initiated under Kevin's leadership.  The entire Evergreen Energy team wishes him well in his future endeavors.
“As unveiled in June, Evergreen is continuing on its transition to be a leading green-tech company. We are advancing on both fronts with our patented K-Fuel® technology and our patented GreenCert™ solutions. With regards to K-Fuel, we are working with authorities in China for the first installation of a commercial scale K-Fuel plant. With GreenCert, we are poised to be a leader in the exploding greenhouse gas (GHG) and carbon marketplace with our patented solutions and global partnerships across Asia and Europe. Our GreenCert solutions will allow us to focus on addressing both pre and post GHG regulatory markets world-wide with scientifically patented and verifiable solutions. Lastly, we are entertaining offers to realize the investment promise of Buckeye as an accelerant for Evergreen’s green-tech transition. Investors can expect future additions to the board that align and reinforce our focus on the licensing of our technologies, creating distribution channels and global partnerships for Evergreen as a leading global green-tech company.”

more

Evergreen Appoints Director
July, 6, 2009 – Page 2

About Evergreen Energy
Evergreen Energy Inc. (NYSE Arca: EEE) delivers proven, transformative green energy solutions for cleaner coal production and precise, scientific carbon measurement. www.evgenergy.com

Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com

or

Kirsten Chapman
Lippert / Heilshorn & Associates
415.433.3777
kchapman@lhai.com

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. and C-Lock Technology Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study. Readers of this release are cautioned not to put undue reliance on forward-looking statements.